Exhibit 99

                      Advanced Marketing Services
          Announces Consolidation of Distribution Operations

   SAN DIEGO--(BUSINESS WIRE)--Jan. 14, 2004--Advanced Marketing Services, Inc. (NYSE:MKT) announced today that it will consolidate most of its Publishers Group West (PGW) U.S. distribution operations to its expanded facility in Indianapolis, IN, by June 2004.
   "This move will significantly decrease the freight expense for PGW client publishers and will improve the time-to-market advantage of shipping from a location closer to a much higher percentage of the market," said Rich Freese, PGW president.
   The consolidation is part of a wide-ranging initiative by AMS to reduce operating costs and improve profitability in response to changing market conditions that have led to expected reduced profitability for the fiscal year ending March 31, 2004.
   "We believe that these structural changes will improve service for our retail customers and client publishers, streamline our distribution infrastructure and improve our capacity utilization," Freese added. "Overall, we anticipate a long-term reduction in facility and freight expenses, together with lower costs associated with our new AMS warehouse management system (PkMS).
   "Our decision to consolidate operations was driven, in part, by the expiration of the lease on our Reno, NV, warehouse at the end of 2004, and an efficiency analysis that showed, among other things, a significant freight benefit in moving most of our operations to Indianapolis," he added.
   The Company expects to move its Reno-based order and returns processing, together with many PGW employees, to Indianapolis by June 2004. The Reno facility was acquired as part of AMS's acquisition of PGW in January 2002, and is currently still responsible for most of PGW's shipping.

   ABOUT ADVANCED MARKETING SERVICES, INC.

   Headquartered in San Diego, CA, Advanced Marketing Services (AMS) is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. The Company provides a full range of value-added services that provide AMS customers with book-buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. AMS's proprietary Vendor Managed Inventory
(VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage global book distribution systems for the benefit of its warehouse clubs and book store customers. AMS has extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide.

   ABOUT PUBLISHERS GROUP WEST

   Publishers Group West, established in 1976 and headquartered in Berkeley, CA, is the largest exclusive distributor of independent publishers in North America. The company, acquired in January 2002 by Advanced Marketing Services, Inc., has sales offices in New York City and San Diego. Ranked as one of the top 10 vendors of books in the United States, PGW represents more than 150 independent publishers, who together are publishing some of the most topical, innovative, literary and award-winning books available today. More information is available at the corporate Web site, www.pgw.com.

   Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Web site, www.advmkt.com, and on BusinessWire, www.businesswire.com.

   Forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this news release are forward-looking statements that involve risks and uncertainties. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

    CONTACT: Advanced Marketing Services, Inc.
             Chuck Williams, 858-450-3545
             chuckw@advmkt.com
               or
             The McQuerter Group
             Greg McQuerter, 858-450-0030 x140
             twilmott@mcquerter.com